Exhibit 3.39(a)
ARTICLES OF ORGANIZATION OF MG, LLC The undersigned, WAYNE T. KOSMERL, being authorized to execute and file these Articles, hereby certifies that; FIRST: The name of the limited liability company (hereinafter referred to as the Company) is ‘MG, LLC” SECOND: The purposes for which the Company is formed are as follows; (a) to engage in the business of buying, selling, leasing and investing in real estate; (b) to have and exercise all powers now or hereafter conferred by the laws of the State of Maryland on limited liability companies formed pursuant to the Maryland Limited Liability Company Act (“Act”); and (a) to do any and all things necessary, convenient or incidental to the achievement of the foregoing. THIRD: The addrese of the principal office of the Company this State is 4600 Forbec Boulevard, Suite 105, Lanham, Maryland 20706. FOURTH: The name and address of the resident agent of the Company is Wayne T. ICosmerl, Esquire, 125 West Street, Fourth — Floor, P.O. Box 2289, Annapolis, Maryland 21404-2289. FIFTH: Pursuant to §4A-40l(a) (3) of the Act, no member of the Company shall be an agent of the Company solely by virtue of being a member, and no member shall have authority to act for the Company solely by virtue of being a meter. IN WITNEOS WHEREOF, I have /signed these Articles of Organization and acknowledged them t be my act on this 7th day of January, 2008. Wayne . Kosmerl 125 et Street, Fourth Floor P.O. Box 2289 Annapolis, Maryland 21404-2289 410-268-6600 I h$fr,’ eiy Lha$ th a nr,d -cniot.e _________ rij 0LJIV:$5! f)1 t,1, ,,,c: —. I) i’ t ANrfvATIon Cuetodian ni piaua out Gertificatin aystem. effective: f3